UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  August 29, 2011

IDEAL FINANCIAL SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53922	33-0999642
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

5940 S. Rainbow Blvd.
Suite 3010
Las Vegas, Nevada	89118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:
(801) 302-2251

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 22, 2011, the Ideal Financial Solutions, Inc. (the “Company”) announced that Benjamin M. Larsen, Chief Financial Officer, has elected to leave the Company to pursue other interests.  Mr. Larsen will continue as an independent contractor in order to assist the Company with respects to transitional matters relating to his function and to assist in SEC reporting, US GAAP accounting and audit preparation.

On August 26, 2011, the Board of Directors of the Company approved the appointment of Scott M. Manson to serve as Chief Financial Officer and General Counsel of the Company, effective August 22, 2011. Mr. Manson commenced employment with the Company on August 22, 2011.

The terms of Mr. Manson’s employment are set forth in the Company’s offer letter to Mr. Manson, dated August 22, 2011. Mr. Manson will be employed by the Company on an “at will” basis. He will receive an annualized base salary of $80,000, and will be eligible to earn an incentive bonus targeted at 20% of his annualized base salary in accordance with the Company’s Executive Key Contributor Bonus Plan. Mr. Manson will also be entitled to participate in the benefit programs available to executives of the Company, including the Company’s health insurance reimbursement and car allowance and will be reimbursed for his reasonable relocation and temporary housing costs.

Mr. Manson has a BBA in Accounting from Hofstra University Hempstead, NY, and a JD from Hofstra University School of Law.  Mr. Manson has had no bankruptcies or convictions and has not been a director of any public companies, but has served his community as Treasurer of the Kitsap County Republican Party as a Commissioner on the Bainbridge Island Salary Commission and as Treasurer of Lord for State Senate Campaign in 2008.

Mr. Manson has been a financial and legal consultant for American Energy Distribution LP, f/k/a American Fuel Distribution LP, in Dallas, Texas since May of 2010.  Before that, he was the CFO of Teragren LLC, in Bainbridge Island, WA from 2004 to February 2010.  In addition, he was on the Financial Advisory Board of Cirrus Partners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideal Financial Solutions, Inc.

Dated: August 29, 2011	By /s/ Steven L. Sunyich
Steven L. Sunyich, Chief Executive Officer